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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For Further Information:
Kathy Oher                                        Hala Aly
Chief Financial Officer                           Halliburton Investor Relations
(972) 393-3800, ext. 166                          (972) 458-8000
Investorrelations@craftmade.com                   haly@halliburtonir.com

              CRAFTMADE INTERNATIONAL ANNOUNCES RECORD FISCAL 2002
                       FOURTH QUARTER AND YEAR-END RESULTS
                            Earnings Increased 31.4%

COPPELL, TEXAS, August 20, 2002 - Craftmade International, Inc. (NASDAQ: CRFT) today reported record operating results for its fourth quarter ending June 30, 2002. Net income rose 18.6% to $2,113,000, or $0.35 per diluted share, compared to net income of $1,782,000, or $0.30 per diluted share, in the year-ago period.

For the fiscal year ended June 30, 2002, the company reported record net income of $6,160,000, or $1.03 per diluted share, compared to $4,687,000, or $0.79 per diluted share, for the same period last year.

Commenting on Craftmade's record results, James R. Ridings, Craftmade's Chairman and Chief Executive Officer, said, "We are pleased by our strong fourth quarter performance despite a weaker retail environment. Our earnings growth was driven primarily by margin improvement in both our showroom and mass merchandise divisions. Gross margins for our showroom division were up from 37.7% to 39.8%, and our mass merchandise division posted margin improvement from 17.6% to 18.8% for the same period last year."

Kathy Oher, Chief Financial Officer of Craftmade, said, "Based on what we believe to be a routine review of Craftmade's SEC filings, the SEC staff has recommended that we change the way we account for our two 50%-owned subsidiaries--Design Trends and PHI--and account for those subsidiaries using the equity method of accounting rather than consolidation. Assets, liabilities, revenues and expenses of these two subsidiaries will no longer be included in the company's balance sheet or statement of income. Instead, the balance sheet will include the company's investment in the subsidiaries and the income statement will reflect, as a single line item, its equity in the earnings of these subsidiaries. Our financial information for fiscal 2002, as reported in this press release, is based on the equity method of accounting for Design Trends and PHI.

"Based on the SEC's staff recommendation, we plan to amend Craftmade's 2001 Form 10-K and Form 10-Qs for the first three quarters of 2002 to reflect the equity method of accounting for the two subsidiaries and expect to file the amended financial statements by September 15, 2002." Oher continued, "It is important to note that this change addresses only the manner in which the two subsidiaries are reflected in our financial statements--not their actual financial results--and in no way impacts Craftmade's net income and earnings per share for any of these prior periods."

Revenues for the fourth quarter increased $492,000 to $20,302,000 from $19,810,000 for the same period last year. For the year ended June 30, 2002, revenues increased 3.4% or $2,402,000 to $73,509,000 from $71,107,000 for the same period last year.


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Sales from the showroom division decreased $77,000 to $13,447,000 for the quarter ended June 30, 2002 from $13,524,000 in the fourth quarter last year. Total sales from the mass retail division increased 9% to $6,855,000 for the quarter ended June 30, 2002, compared to $6,286,000 in the prior year period.

Selling, general and administrative expenses decreased to 18.3% of net sales for the fourth quarter of fiscal 2002, from 19.0% of net sales for the same period last year. The improvement was primarily due to sales increases in the mass retail division, which helped to leverage down fixed expenses.

"We believe that our financial position remains strong," said Mr. Ridings. "We are currently in 900 retail outlets with our Design Trends lamp program and expect this program to increase the number of retail outlets by at least 50% by the end of fiscal 2003. We believe that this increase will be accomplished through current customers' new store openings as well as the addition of new customers."

                                        Three Months Ended        Twelve Months Ended
                                              June 30,                  June 30,
                                       ---------------------     ---------------------
                                         2002         2001         2002         2001
                                       --------     --------     --------     --------
                                             (In thousands, except per share data)

Net sales                              $ 20,302     $ 19,810     $ 73,509     $ 71,107
Gross profit                              6,646        6,206       23,328       22,380
Selling, general and
   administrative expenses                3,708        3,767       14,975       14,235
Equity in earnings
   of investees                             629        1,033        2,622        2,038
Net income                                2,113        1,782        6,160        4,687
Diluted
   earnings per share                  $   0.35     $   0.30     $   1.03     $   0.79
Diluted shares
   outstanding                            6,027        5,887        6,001        5,942

A conference call to discuss the company's fourth quarter and fiscal 2002 results, as well as the company's outlook for fiscal 2003, is scheduled for Tuesday, August 20, at 10:00 a.m. Central Time. To participate in this call, dial (913) 981-5571 and refer to confirmation code 637948. A replay of the conference call can also be accessed via the company's Web site at www.craftmade.com.

Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.

Certain statements in this News Release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.